Exhibit 4.1

DESCRIPTION OF SECURITIES

REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT

As of the end of the financial year covered by our annual report on Form 10-K to which this description is attached or incorporated by reference as an exhibit, WNS (Holdings) Limited (“we” or “us”) had the following series of securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary share, par value 10 pence per share	WNS	The New York Stock Exchange

Section headings referenced herein are to those set forth in this annual report on Form 10-K.

Description of Ordinary Shares

General

We were incorporated in Jersey, Channel Islands and our affairs are governed by our Memorandum and Articles of Association and Jersey law. As of March 31, 2025, we had an authorized capital of £ 6,100,000 divided into 60,000,000 ordinary shares of 10 pence each and 1,000,000 preferred shares of 10 pence each.

Pursuant to Jersey law and our Memorandum and Articles of Association, our Board of Directors by resolution may establish one or more classes of preferred shares having such number of shares, designations, dividend rates, relative voting rights, liquidation rights and other relative participation, optional or other special rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. Such rights, preferences, powers and limitations as may be established could also have the effect of discouraging an attempt to obtain control of us. None of our shares have any redemption rights.

The rights of shareholders described in this section are available only to persons who are registered as shareholders in the register of members of the Company. Any person who is not registered as a shareholder in the register of members of the Company is not directly entitled to the rights conferred on our shareholders by our Articles of Association or the rights conferred on shareholders of a Jersey company by the Companies (Jersey) Law, 1991 (the “1991 Law”), including, without limitation: the right to receive dividends and the right to attend and vote at shareholders meetings; the rights described in “— Other Jersey Law Considerations — Mandatory Purchases and Acquisitions” and “— Other Jersey Law Considerations — Compromises and Arrangements,” the right to apply to a Jersey court for an order on the grounds that the affairs of a company are being conducted in a manner which is unfairly prejudicial to the interests of its shareholders; and the right to apply to the Jersey Financial Services Commission (the “JFSC”), to have an inspector appointed to investigate the affairs of a company. This description is only a summary and is qualified by reference to Jersey law and our Articles of Association, as amended, a copy of which is filed with the SEC as part of this annual report as Exhibit 3.2.

Capacity

Under the 1991 Law, the doctrine of ultra vires in its application to companies is abolished and accordingly the capacity of a Jersey company is not limited by anything in its memorandum or articles or by any act of its member.

Changes in Capital or our Memorandum and Articles of Association

Subject to the 1991 Law and our Articles of Association, we may by special resolution at a general meeting:

•	increase our authorized or paid-up share capital;

•	consolidate and divide all or any part of our shares into shares of a larger amount than is fixed by our Memorandum of Association;

•	sub-divide all or any part of our shares into shares of smaller amount than is fixed by our Memorandum of Association;

•	convert any of our issued or unissued shares into shares of another class;

•	convert all our issued par value shares into no par value shares and vice versa;

•	convert any of our paid-up shares into stock, and reconvert any stock into any number of paid-up shares of any denomination;

•	convert any of our issued limited shares into redeemable shares which can be redeemed;

•

cancel shares which, at the date of passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of the authorized share capital by the amount of the shares so cancelled;

•	reduce our issued share capital; or

•	alter our Memorandum or Articles of Association.

General Meetings of Shareholders

We may at any time convene general meetings of shareholders. We hold an annual general meeting for each fiscal year. Under the 1991 Law, no more than 18 months may elapse between the date of one annual general meeting and the next.

Our Articles of Association provide that annual general meetings and meetings calling for the passing of a special resolution require 21 days’ notice of the place, day and time of the meeting in writing to our shareholders. Any other general meeting requires no less than 14 days’ notice in writing. Our directors may, at their discretion, and upon a request made in accordance with the 1991 Law by shareholders holding not less than one tenth of our total voting rights our directors shall, convene a general meeting. Our business may be transacted at a general meeting only when a quorum of shareholders is present. Two shareholders entitled to attend and to vote on the business to be transacted (or a proxy for a shareholder or a duly authorized representative of a corporation which is a shareholder) and holding shares conferring not less than one-third of the total voting rights, constitute a quorum provided that if at any time all of our issued shares are held by one shareholder, such quorum shall consist of the shareholder present in person or by proxy.

The annual general meetings deal with and dispose of all matters prescribed by our Articles of Association and by the 1991 Law including:

•	the consideration of our annual financial statements and report of our directors and auditors;

•	the election of directors (if necessary);

•	the appointment of auditors and the fixing of their remuneration;

•	the sanction of dividends; and

•	the transaction of any other business of which notice has been given.

Failure to hold an annual general meeting is an offence by our company and our directors under the 1991 Law and carries a potential fine of up to £10,000 for our company and each director.

Voting Rights

Subject to any special terms as to voting on which any shares may have been issued or may from time to time be held, at a general meeting, every shareholder who is present in person (including any corporation present by its duly authorized representative) shall on a show of hands have one vote and every shareholder present in person or by proxy shall on a poll have one vote for each share of which he is a holder. In the case of joint holders only one of them may vote and in the absence of election as to who is to vote, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders.

A shareholder may appoint any person (whether or not a shareholder) to act as his proxy at any meeting of shareholders (or of any class of shareholders) in respect of all or a particular number of the shares held by him. A shareholder may appoint more than one person to act as his proxy and each such person shall act as proxy for the shareholder for the number of shares specified in the instrument appointing the person a proxy. If a shareholder appoints more than one person to act as his proxy, each instrument appointing a proxy shall specify the number of shares held by the shareholder for which the relevant person is appointed his proxy. Each duly appointed proxy has the same rights as the shareholder by whom he was appointed to speak at a meeting and vote at a meeting in respect of the number of shares held by the shareholder for which the relevant proxy is appointed his proxy.

For the purpose of determining shareholders entitled to notice of or to vote at any meeting of shareholders or any adjournment thereof or in order to make a determination of shareholders for any other proper purpose, our directors may fix in advance a date as the record date for any such determination of shareholders.

Shareholder Resolutions

An ordinary resolution requires the affirmative vote of a simple majority (that is, more than 50%) of our shareholders entitled to vote in person (or by corporate representative in case of a corporate entity) or by proxy at a general meeting.

A special resolution requires the affirmative vote of a majority of not less than two-thirds of our shareholders entitled to vote in person (or by corporate representative in the case of a corporate entity) or by proxy at a general meeting.

Our Articles of Association prohibit the passing of shareholder resolutions by written consent to remove an auditor or to remove a director before the expiry of his term of office.

Dividends

Subject to the provisions of the 1991 Law and of the Articles of Association, we may, by ordinary resolution, declare dividends to be paid to shareholders according to their respective rights and interests in our distributable reserves. However, no dividend shall exceed the amount recommended by our directors.

Subject to the provisions of the 1991 Law, we may declare and pay an interim dividend or dividends, including a dividend payable at a fixed rate, if an interim dividend or dividends appears to us to be justified by our distributable reserves.

Except as otherwise provided by the rights attached to any shares, all dividends shall be declared and paid according to the amounts paid up (as to both par and any premium) otherwise than in advance of calls, on the shares on which the dividend is paid. All dividends unclaimed for a period of ten years after having been declared or become due for payment shall, if the directors so resolve, be forfeited and shall cease to remain owing by us and shall henceforth belong to us absolutely.

We may, with the authority of an ordinary resolution, direct that payment of any dividend declared may be satisfied wholly or partly by the distribution of assets, and in particular of paid-up shares or debentures of any other company, or in any one or more of those ways.

We may also with the prior authority of an ordinary resolution, and subject to such conditions as we may determine, offer to holders of shares the right to elect to receive shares, credited as fully paid, instead of the whole, or some part, to be determined by us, of any dividend specified by the ordinary resolution.

For the purposes of determining shareholders entitled to receive a dividend or distribution, our directors may fix a record date for any such determination of shareholders. A record date for any dividend or distribution may be on or at any time before any date on which such dividend or distribution is paid or made and on or at any time before or after any date on which such dividend or distribution is declared.

Ownership Limitations

Our Articles of Association and the 1991 Law do not contain limits on the number of shares that a shareholder may own.

Transfer of Shares

Every shareholder may transfer all or any of his shares by instrument of transfer in writing in any usual form or in any form approved by us. The instrument must be executed by or on behalf of the transferor and, in the case of a transfer of a share which is not fully paid up, by or on behalf of the transferee. The transferor is deemed to remain the holder until the transferee’s name is entered in the register of shareholders.

We may, in our absolute discretion and without giving any reason, refuse to register any transfer of a share or renunciation of a renounceable letter of allotment unless:

•	it is in respect of a share which is fully paid-up;

•	it is in respect of only one class of shares;

•	it is in favor of a single transferee or not more than four joint transferees;

•	it is duly stamped, if so required; and

•

it is delivered for registration to our registered office for the time being or another place that we may from time to time determine accompanied by the certificate for the shares to which it relates and any other evidence as we may reasonably require to prove the right of the transferor or person renouncing to make the transfer or renunciation.

Share Register

We maintain our register of members in Jersey. It is open to inspection during business hours by shareholders without charge and by other persons upon payment of a fee not exceeding £5. Any person may obtain a copy of our register of members upon payment of a fee not exceeding £0.50 per page and providing a declaration under oath as required by the 1991 Law. Our overseas branch register is maintained at United States of America.

Variation of Rights

If at any time our share capital is divided into different classes of shares, the special rights attached to any class, unless otherwise provided by the terms of issue of the shares of that class, may be varied or abrogated with the consent in writing of the holders of the majority of the issued shares of that class, or with the sanction of an ordinary resolution passed at a separate meeting of the holders of shares of that class, but not otherwise. To every such separate meeting all the provisions of our Articles of Association and of the 1991 Law relating to general meetings or to the proceedings thereat shall apply, mutatis mutandis, except that the necessary quorum shall be two persons holding or representing at least one-third in nominal amount of the issued shares of that class but so that if at any adjourned meeting of such holders a quorum as above defined is not present, those holders who are present in person shall be a quorum.

The special rights conferred upon the holders of any class of shares issued with preferred or other special rights shall be deemed to be varied by the reduction of the capital paid up on such shares and by the creation of further shares ranking in priority thereto, but shall not (unless otherwise expressly provided by our Articles of Association or by the conditions of issue of such shares) be deemed to be varied by the creation or issue of further shares ranking after or pari passu therewith. The rights conferred on holders of ordinary shares shall be deemed not to be varied by the creation, issue or redemption of any preferred or preference shares.

Capital Calls

We may, subject to the provisions of our Articles of Association and to any conditions of allotment, from time to time make calls upon the members in respect of any monies unpaid on their shares (whether on account of the nominal value of the shares or by way of premium) provided that (except as otherwise fixed by the conditions of application or allotment) no call on any share shall be payable within 14 days of the date appointed for payment of the last preceding call, and each member shall (subject to being given at least 14 clear days’ notice specifying the time or times and place of payment) pay us at the time or times and place so specified the amount called on his shares.

If a member fails to pay any call or installment of a call on or before the day appointed for payment thereof, we may serve a notice on him requiring payment of so much of the call or installment as is unpaid, together with any interest (at a rate not exceeding 10% per annum to be determined by us) which may have accrued and any expenses which may have been incurred by us by reason of such non-payment. The notice shall name a further day (not earlier than 14 days from the date of service thereof) on or before which and the place where the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time and at the place appointed, the shares on which the call was made will be liable to be forfeited.

Borrowing Powers

Our Articles of Association contain no restrictions on our power to borrow money or to mortgage or charge all or any part of our undertaking, property and assets.

Issue of Shares and Pre-emptive Rights

Subject to the provisions of the 1991 Law and to any special rights attached to any shares, we may allot or issue shares with those preferred, deferred or other special rights or restrictions regarding dividends, voting, return of capital or other matters as our directors from time to time determine. We may issue shares that are redeemable or are liable to be redeemed at our option or the option of the holder in accordance with our Articles of Association. Subject to the provisions of the 1991 Law, the unissued shares at the date of adoption of our Articles of Association and shares created thereafter shall be at the disposal of our directors. We cannot issue shares at a discount to par value. Securities, contracts, warrants or other instruments evidencing any preferred shares, option rights, securities having conversion or option rights or obligations may also be issued by the directors without the approval of the shareholders or entered into by us upon a resolution of the directors to that effect on such terms, conditions and other provisions as are fixed by the directors, including, without limitation, conditions that preclude or limit any person owning or offering to acquire a specified number or percentage of shares in us in issue, other shares, option rights, securities having conversion or option rights or obligations of us or the transferee of such person from exercising, converting, transferring or receiving the shares, option rights, securities having conversion or option rights or obligations.

There are no pre-emptive rights for the transfer of our shares either within the 1991 Law or our Articles of Association.

Directors’ Powers

Our business shall be managed by the directors who may exercise all of the powers that we are not by the 1991 Law or our Articles of Association required to exercise in a general meeting. Accordingly, the directors may (among other things) borrow money, mortgage or charge all of our property and assets (present and future) and issue securities.

Meetings of the Board of Directors

A director may, and the secretary on the requisition of a director shall, at any time, summon a meeting of the directors by giving to each director and alternate director not less than 24 hours’ notice of the meeting provided that any meeting may be convened at shorter notice and in such manner as each director or his alternate director shall approve provided further that unless otherwise resolved by the directors notices of directors’ meetings need not be in writing.

Subject to our Articles of Association, our Board of Directors may meet for the conducting of business, adjourn and otherwise regulate its proceedings as it sees fit. The quorum necessary for the transaction of business may be determined by the Board of Directors and unless otherwise determined shall be three persons, each being a director or an alternate director of whom two shall not be executive directors. Where more than three directors are present at a meeting, a majority of them must not be executive directors in order for the quorum to be constituted at the meeting. A duly convened meeting of the Board of Directors at which a quorum is present is necessary to exercise all or any of the board’s authorities, powers and discretions.

Our Board of Directors may from time to time appoint one or more of their number to be the holder of any executive office on such terms and for such periods as they may determine. The appointment of any director to any executive office shall be subject to termination if he ceases to be a director. Our Board of Directors may entrust to and confer upon a director holding any executive office any of the powers exercisable by the directors, upon such terms and conditions and with such restrictions as they think fit, and either collaterally with or to the exclusion of their own powers and may from time to time revoke, withdraw, alter or vary all or any of such powers.

Remuneration of Directors

Our directors shall be entitled to receive by way of fees for their services as directors any sum that we may, by ordinary resolution in general meeting from time to time determine. That sum, unless otherwise directed by the ordinary resolution by which it is voted, shall be divided among the directors in the manner that they agree or, failing agreement, equally. The remuneration (if any) of an alternate director shall be payable out of the remuneration payable to the director appointing him as may be agreed between them. The directors shall be repaid their traveling and other expenses properly and necessarily expended by them in attending meetings of the directors or members or otherwise on our affairs.

If any director shall be appointed agent or to perform extra services or to make any special exertions, the directors may remunerate such director therefor either by a fixed sum or by commission or participation in profits or otherwise or partly one way and partly in another as they think fit, and such remuneration may be either in addition to or in substitution for his above mentioned remuneration.

Directors’ Interests in Contracts

Subject to the provisions of the 1991 Law, a director may hold any other office or place of profit under us (other than the office of auditor) in conjunction with his office of director and may act in a professional capacity to us on such terms as to tenure of office, remuneration and otherwise as we may determine and, provided that he has disclosed to us the nature and extent of any of his interests which conflict or may conflict to a material extent with our interests at the first meeting of the directors at which a transaction is considered or as soon as practical after that meeting by notice in writing to the secretary or has otherwise previously disclosed that he is to be regarded as interested in a transaction with a specific person, a director notwithstanding his office (1) may be a party to, or otherwise interested in, any transaction or arrangement with us or in which we are otherwise interested, (2) may be a director or other officer of, or employed by, or a party to any transaction or arrangement with, or otherwise interested in, any body corporate promoted by us or in which we are otherwise interested, and (3) shall not, by reason of his office, be accountable to us for any benefit which he derives from any such office or employment or from any such transaction or arrangement or from any interest in any such body corporate and no such transaction or arrangement shall be liable to be avoided on the ground of any such interest or benefit.

Restrictions on Directors’ Voting

A director, notwithstanding his interest, may be counted in the quorum present at any meeting at which any contract or arrangement in which he is interested is considered and, subject as provided above, he may vote in respect of any such contract or arrangement. A director, notwithstanding his interest, may be counted in the quorum present at any meeting at which he is appointed to hold any office or place of profit under us, or at which the terms of his appointment are arranged, but the director may not vote on his own appointment or the terms thereof or any proposal to select that director for re-election.

Number of Directors

Our board shall determine the maximum and minimum number of directors provided that the minimum number of directors shall be not less than three.

Directors’ Appointment, Resignation, Disqualification and Removal

Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors (other than initially) is elected for a three-year term of office but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of the Board of Directors may have the effect of delaying or preventing changes in control of management of our company. Our Board of Directors shall have power (unless they determine that any vacancy should be filled by us in general meeting) at any time and from time to time to appoint any person to be a director, either to fill any vacancy or as an addition to the existing directors. A vacancy for these purposes only will be deemed to exist if a director dies, resigns, ceases or becomes prohibited or disqualified by law from acting as a director, becomes bankrupt or enters into an arrangement or composition with his creditors, becomes of unsound mind or is removed by us from office for gross negligence or criminal conduct by ordinary resolution. A vacancy for these purposes will not be deemed to exist upon the expiry of the term of office of a director. At any general meeting at which a director retires or at which a director’s period of office expires we shall elect, by ordinary resolution of the general meeting, a director to fill the vacancy, unless our directors resolve to reduce the number of directors in office. Where the number of persons validly proposed for election or re-election as a director is greater than the number of directors to be elected, the persons receiving the most votes (up to the number of directors to be elected) shall be elected as directors and an absolute majority of the votes cast shall not be a pre-requisite to the election of such directors.

The directors shall hold office until they resign, they cease to be a director by virtue of a provision of the 1991 Law, they become disqualified by law or the terms of our Articles of Association from being a director, they become bankrupt or make any arrangement or composition with their creditors generally or they become of unsound mind or they are removed from office by us for gross negligence or criminal conduct by ordinary resolution in general meeting.

A director is not required to hold any of our shares.

Capitalization of Profits and Reserves

Subject to our Articles of Association, we may, upon the recommendation of our directors, by ordinary resolution resolve to capitalize any of our undistributed profits (including profits standing to the credit of any reserve account), any sum standing to the credit of any reserve account as a result of the sale or revaluation of an asset (other than goodwill) and any sum standing to the credit of our share premium account or capital redemption reserve.

Any sum which is capitalized shall be appropriated among our shareholders in the proportion in which such sum would have been divisible amongst them had the same been applied in paying dividends and applied in (1) paying up the amount (if any) unpaid on the shares held by the shareholders, or (2) issuing to shareholders, fully paid shares (issued either at par or a premium) or (subject to our Articles of Association) our debentures.

Unclaimed Dividends

Any dividend which has remained unclaimed for a period of ten years from the date of declaration thereof shall, if the directors so resolve, be forfeited and cease to remain owing by us and shall thenceforth belong to us absolutely.

Indemnity, Limitation of Liability and Officers Liability Insurance

Insofar as the 1991 Law allows and, to the fullest extent permitted thereunder, we may indemnify any person who was or is involved in any manner (including, without limitation, as a party or a witness), or is threatened to be made so involved, in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative including, without limitation, any proceeding by or in the right of ours to procure a judgment in our favor, but excluding any proceeding brought by such person against us or any affiliate of ours by reason of the fact that he is or was an officer, secretary, servant, employee or agent of ours, or is or was serving at our request as an officer, secretary, servant, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against all expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such proceeding. Such indemnification shall be a contract right and shall include the right to receive payment in advance of any expenses incurred by the indemnified person in connection with such proceeding, provided always that this right is permitted by the 1991 Law.

Subject to the 1991 Law, we may enter into contracts with any officer, secretary, servant, employee or agent of ours and may create a trust fund, grant a security interest, make a loan or other advancement or use other means (including, without limitation, a letter of credit) to ensure the payment of such amounts as may be necessary to effect indemnification as provided in the indemnity provisions in our Articles of Association.

Our directors are empowered to arrange for the purchase and maintenance in our name and at our expense of insurance cover for the benefit of any current or former officer of ours, our secretary and any current or former agent, servant or employee of ours against any liability which is incurred by any such person by reason of the fact that he is or was an officer of ours, our secretary or an agent, servant or employee of ours.

Subject to the 1991 Law, the right of indemnification, loan or advancement of expenses provided in our Articles of Association is not exclusive of any other rights to which a person seeking indemnification may otherwise be entitled, under any statute, memorandum or articles of association, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. The provisions of our Articles of Association inure for the benefit of the heirs and legal representatives of any person entitled to indemnity under our Articles of Association and are applicable to proceedings commenced or continuing after the adoption of our Articles of Association whether arising from acts or omissions occurring before or after such adoption.

If any provision or provisions of our Articles of Association relative to indemnity are held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions thereof shall not in any way be affected or impaired; and (ii) to the fullest extent possible, the provisions of our Articles of Association relative to indemnity shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Nothing in our Articles of Association prohibits us from making loans to officers, our secretary, servants, employees or agents to fund litigation expenses prior to such expenses being incurred.

Distribution of Assets on a Winding-up

Subject to any particular rights or limitations attached to any shares, if we are wound up, our assets available for distribution among our shareholders shall be applied first in repaying to our shareholders the amount paid up (as to both par and any premium) on their shares respectively, and if such assets shall be more than sufficient to repay to our shareholders the whole amount paid up (as to both par and any premium) on their shares, the balance shall be distributed among our shareholders in proportion to the amount which at the time of the commencement of the winding up had been actually paid up (as to both par and any premium) on their shares respectively.

If we are wound up, we may, with the approval of a special resolution and any other sanction required by the 1991 Law, divide the whole or any part of our assets among our shareholders in specie and our liquidator or, where there is no liquidator, our directors, may, for that purpose, value any assets and determine how the division shall be carried out as between our shareholders or different classes of shareholders. Similarly, with the approval of a special resolution and subject to any other sanction required by the 1991 Law, all or any of our assets may be vested in trustees for the benefit of our shareholders.

Other Jersey Law Considerations

Purchase of Own Shares

The 1991 Law provides that we may, with the sanction of a special resolution and subject to certain conditions, purchase any of our shares which are fully paid.

We may fund the purchase of our own shares from any source provided that our directors are satisfied that immediately after the date on which the purchase is made, we will be able to discharge our liabilities as they fall due and that having regard to (i) our prospects and to the intentions of our directors with respect to the management of our business and (ii) the amount and character of the financial resources that will in their view be available to us, we will be able to (a) continue to carry on our business and (b) discharge our liabilities as they fall due until the expiry of the period of 12 months immediately following the date on which the purchase was made or until we are dissolved, whichever occurs first.

We cannot purchase our shares if, as a result of such purchase, only redeemable shares would be in issue. Any shares that we purchase (other than shares that are, immediately after being purchased, held as treasury shares) are treated as cancelled upon purchase.

Mandatory Purchases and Acquisitions

The 1991 Law provides that where a person (which we refer to as the “offeror”) makes an offer to acquire all of the shares (or all of the shares of any class of shares) (other than treasury shares and any shares already held by the offeror and its associates at the date of the offer), if the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of the shares (or class of shares) to which the offer relates, the offeror by notice may compulsorily acquire the remaining shares. A holder of any such shares may apply to the Jersey court for an order that the offeror not be entitled to purchase the holder’s shares or that the offeror purchase the holder’s shares on terms different to those of the offer.

Where, prior to the expiry of the offer period, the offeror has by virtue of acceptances of the offer acquired or contracted to acquire not less than 90% in nominal value of all of the shares of the target company (other than treasury shares and any shares already held by the offeror and its associates at the date of the offer), the holder of any shares (or class of shares) to which the offer relates who has not accepted the offer may require the offeror to acquire those shares. In such circumstances, each of the offeror and the holder of the shares are entitled to apply to the Jersey court for an order that the offeror purchase the holder’s shares on terms different to those of the offer.

Compromises and Arrangements

Where a compromise or arrangement is proposed between a company and its creditors, or a class of them, or between the company and its shareholders, or a class of them, the Jersey court may on the application of the company or a creditor or member of it or, in the case of a company being wound up, of the liquidator, order a meeting of the creditors or class of creditors, or of the shareholders of the company or class of shareholders (as the case may be), to be called in a manner as the court directs.

If a majority in number representing 3/4ths in value of the creditors or class of creditors, or 3/4ths of the voting rights of shareholders or class of shareholders (as the case may be), present and voting either in person or by proxy at the meeting agree to a compromise or arrangement, the compromise or arrangement, if sanctioned by the court, is binding on all creditors or the class of creditors or on all the shareholders or class of shareholders, and also on the company or, in the case of a company in the course of being wound up, on the liquidator and contributories of the company.

No Pre-Emptive Rights

Neither our Articles of Association nor the 1991 Law confers any pre-emptive rights on our shareholders.

No Mandatory Offer Requirements

In some countries, the trading and securities legislation contains mandatory offer requirements when shareholders have reached certain share ownership thresholds. There are no mandatory offer requirements under Jersey legislation. The Companies (Takeovers and Mergers Panel) (Jersey) Law 2009 empowers the Minister for Economic Development in Jersey ( the “Minister”) to appoint a Panel on Takeovers and Mergers (the “Jersey Panel”) as the body responsible for regulating takeovers and mergers of companies incorporated in Jersey. The Minister has appointed the UK Panel on Takeovers and Mergers (the “UK Panel”) to carry out the functions of the Jersey Panel. The Jersey Panel will be empowered to promulgate rules regulating takeovers and mergers of Jersey companies (the “Jersey Code”). The rules applicable to the regulation of takeovers and mergers promulgated by the UK Panel as set out in The City Code on Takeovers and Mergers (the “UK Code”) have been adopted as the Jersey Code. Rule 9 of the UK Code contains rules relative to mandatory offers. However, the UK Code only applies to (i) offers for Jersey companies if any of their securities are admitted to trading on a regulated market in the United Kingdom or any stock exchange in the Channel Islands or the Isle of Man and (ii) to public or certain private Jersey companies which are considered by the Panel to have their place of central management and control in the United Kingdom, the Channel Islands or the Isle of Man. As none of our securities are listed on a regulated market in the United Kingdom or on any stock exchange in the Channel Islands or the Isle of Man and as we are not centrally managed and controlled in the United Kingdom, the Channel Islands or the Isle of Man, it is not anticipated that the UK Code (which has been adopted as the Jersey Code) will apply to us.

In 2012, the UK Panel published consultation paper ‘PCP 2012/3: Companies subject to the Takeover Code’, which sought views on proposed amendments to the rules for determining the companies that are subject to the UK Code. No changes have yet been made to the UK Code on the basis of that consultation. It is possible that future changes to the rules for determining the companies that are subject to the UK Code, made on the basis of that consultation or otherwise, could result in the UK Code (which has been adopted as the Jersey Code) applying to us.

Non-Jersey Shareholders

There are no limitations imposed by Jersey law or by our Articles of Association on the rights of non-Jersey shareholders to hold or vote on our ordinary shares or securities convertible into our ordinary shares.

Rights of Minority Shareholders

Under Article 141 of the 1991 Law, a shareholder may apply to court for relief on the ground that our affairs are being conducted or have been conducted in a manner which is unfairly prejudicial to the interests of our shareholders generally or of some part of our shareholders (including at least the shareholder making the application) or that an actual or proposed act or omission by us (including an act or omission on our behalf) is or would be so prejudicial. What amounts to unfair prejudice is not defined in the 1991 Law. There may also be common law personal actions available to our shareholders.

Under Article 143 of the 1991 Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the 1991 Law), the court may make an order regulating our affairs, requiring us to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by us or by any of our other shareholders.

Comparison of Shareholders’ Rights

We are incorporated under the laws of Jersey, Channel Islands. The following discussion summarizes certain material differences between the rights of holders of our ordinary shares and the rights of holders of the common stock of a typical corporation incorporated under the laws of the State of Delaware which result from differences in governing documents and the laws of Jersey, Channel Islands and Delaware.

This discussion does not purport to be a complete statement of the rights of holders of our ordinary shares under applicable law in Jersey, Channel Islands and our Memorandum and Articles of Association or the rights of holders of the common stock of a typical corporation under applicable Delaware law and a typical certificate of incorporation and bylaws.

Corporate Law Issue	Delaware Law	Jersey Law
Special Meetings of Shareholders	Shareholders of a Delaware corporation generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or by-laws. However, if a corporation fails to hold its annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder or director	Under the 1991 Law, directors shall, notwithstanding anything in a Jersey company’s articles of association, call a general meeting on a shareholders’ requisition. A shareholders’ requisition is a requisition of shareholders holding not less than one-tenth of the total voting rights of the shareholders of the company who have the right to vote at the meeting requisitioned. Failure to call an annual general meeting in accordance with the requirements of the 1991 Law is a criminal offense on the part of a Jersey company and its directors. The JFSC may, on the application of any officer, secretary or shareholder call, or direct the calling of, an annual general meeting.

Interested Director Transactions	Interested director transactions are not voidable if (i) the material facts as to the interested director’s relationship or interests are disclosed or are known to the Board of Directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the transaction is approved or ratified by an informed uncoerced affirmative vote of a majority of the votes cast by disinterested shareholders or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified by the Board of Directors, a committee or the shareholders	A director of a Jersey company who has an interest in a transaction entered into or proposed to be entered into by the company or by a subsidiary which conflicts or may conflict with the interests of the company and of which the director is aware, must disclose the interest to the company. Failure to disclose an interest entitles the company or a member to apply to the court for an order setting aside the transaction concerned and directing that the director account to the company for any profit. A transaction is not voidable and a director is not accountable notwithstanding a failure to disclose if the transaction is confirmed by special resolution and the nature and extent of the director’s interest in the transaction are disclosed in reasonable detail in the notice calling the meeting at which the resolution is passed. Without prejudice to its power to order that a director account for any profit, a court shall not set aside a transaction unless it is satisfied that the interests of third parties who have acted in good faith thereunder would not thereby be unfairly prejudiced and the transaction was not reasonable and fair in the interests of the company at the time it was entered into.

Cumulative Voting	Delaware law does not require that a Delaware corporation provide for cumulative voting. However, the certificate of incorporation of a Delaware corporation may provide that shareholders of any class or classes or of any series may vote cumulatively either at all elections or at elections under specified circumstances.	There are no provisions in the 1991 Law relating to cumulative voting.

Approval of Corporate Matters by Written Consent	Unless otherwise specified in a Delaware corporation’s certificate of incorporation, action required or permitted to be taken by shareholders at an annual or special meeting may be taken by shareholders without a meeting, without notice and without a vote, if consents in writing setting forth the action, are signed by shareholders with not less than the minimum number of votes that would be necessary to authorize the action at a meeting. All consents must be dated. No consent is effective unless, within 60 days of the earliest dated such consent was delivered to the corporation, written consents signed by a sufficient number of holders to take action are delivered to the corporation.	Insofar as the memorandum or articles of a Jersey company do not make other provision in that behalf, anything which may be done at meeting of the company (other than remove an auditor) or at a meeting of any class of its shareholders may be done by a resolution in writing signed by or on behalf of each shareholder who, at the date when the resolution is deemed to be passed, would be entitled to vote on the resolution if it were proposed at a meeting. A resolution shall be deemed to be passed when the instrument, or the last of several instruments, is last signed or on such later date as is specified in the resolution.

Business Combinations	With certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a Delaware corporation must be approved by the Board of Directors and a majority of the outstanding shares entitled to vote thereon.	A sale or disposal of all or substantially all the assets of a Jersey company must be approved by the Board of Directors and, only if the Articles of Association of the company require, by the shareholders in general meeting. A merger involving a Jersey company must be generally documented in a merger agreement which must be approved by special resolution of that company.

Limitations on Directors Liability	A Delaware corporation may include in its certificate of incorporation provisions limiting the personal liability of its directors to the corporation or its shareholders for monetary damages for many types of breach of fiduciary duty. However, these provisions may not limit liability for any breach of the director’s duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, the authorization of unlawful dividends, unlawful share purchase or redemption, or any transaction from which a director derived an improper personal benefit. Moreover, these provisions would not be likely to bar claims arising under US federal securities laws	Subject to the exceptions mentioned below, the 1991 Law prohibits a Jersey company and its subsidiaries from exempting any director from, or indemnifying any director against, any liability incurred by the director as a result of the director acting as a director of the company. It also prohibits any other person from doing so in exchange for a benefit conferred or detriment suffered, directly or indirectly, by the company. Any provision, whether contained in the articles of association of, or in a contract with, a company or otherwise which breaches these prohibitions is void.

Indemnification of Directors and Officers	A Delaware corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suitor proceeding by reason of his or her position if (i) the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, the director or officer had no reasonable cause to believe his or her conduct was unlawful.	Under the 1991 Law, the prohibition referred to above does not apply to a provision for exempting a person from or indemnifying the person against (a) any liabilities incurred in defending any proceedings (whether civil or criminal) (i) in which judgment is given in the person’s favor or the person is acquitted,(ii) which are discontinued otherwise than for some benefit conferred by the person or on the person’s behalf or some detriment suffered by the person, or (iii) which are settled on terms which include such benefit or detriment and, in the opinion of a majority of the directors of the company (excluding any director who conferred such benefit or on whose behalf such benefit was conferred or who suffered such detriment), the person was substantially successful on the merits in the person’s resistance to the proceedings, (b) any liability incurred otherwise than to the company if the person acted in good faith with a view to the best interests of the company, (c) any liability incurred in connection with an application made to the court for relief from liability for negligence,default, breach of duty or breach of trust under Article 212 of the 1991 Law in which relief is granted to the person by the court or (d) any liability against which the company normally maintains insurance for persons other than directors.

Appraisal Rights	A shareholder of a Delaware corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which the shareholder may receive cash in the amount of the fair value of the shares held by that shareholder (as determined by a court) in lieu of the consideration the shareholder would otherwise receive in the transaction.	The 1991 Law does not confer upon shareholders any appraisal rights.

Shareholder Suits	Class actions and derivative actions generally are available to the shareholders of a Delaware corporation for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.	Under Article 141 of the 1991 Law, a shareholder may apply to court for relief on the ground that a company’s affairs are being conducted or have been conducted in a manner which is unfairly prejudicial to the interests of its shareholders generally or of some part of its shareholders (including atleast the shareholder making the application)or that an actual or proposed act or omission by the company (including an act or omission on its behalf) is or would be so prejudicial.There may also be common law personal actions available to shareholders. Under Article 143 of the 1991 Law (which sets out the types of relief a court may grant in relation to an action brought under Article 141 of the 1991 Law), the court may make an order regulating the affairs of a company, requiring a company to refrain from doing or continuing to do an act complained of, authorizing civil proceedings and providing for the purchase of shares by a company or by any of its other shareholders.

Inspection of Books and Records	All shareholders of a Delaware corporation have the right, upon written demand under oath stating the purpose thereof, to inspect or obtain copies of the corporation’s shares ledger and its other books and records for any proper purpose	The register of shareholders and books containing the minutes of general meetings or of meetings of any class of shareholders of a Jersey company must during business hours be open to the inspection of a shareholder of the company without charge. The register of directors and secretaries must during business hours (subject to such reasonable restrictions as the company may by its articles or in general meeting impose, but so that not less than two hours in each business day be allowed for inspection) be open to the inspection of a shareholder or director of the company without charge.

Amendments to Charter	Amendments to the certificate of incorporation of a Delaware corporation require the affirmative vote of the holders of a majority of the outstanding shares entitled to vote thereon or such greater vote as is provided for in the certificate of incorporation; a provision in the certificate of incorporation requiring the vote of a greater number or proportion of the directors orof the holders of any class of shares than is required by Delaware corporate law may not be amended, altered or repealed except by such greater vote	The memorandum and articles of association of a Jersey company may only be amended by special resolution (being a two-third majority if the articles of association of the company do not specify a greater majority) passed by shareholders in general meeting or by written resolution signed by all the shareholders entitled to vote.